EXHIBIT 99.1
Havertys Reports Earnings for Second Quarter 2017

ATLANTA, GEORGIA, July 31, 2017 -- HAVERTYS (NYSE: HVT and HVT.A) reports earnings per share of $0.29 for the second quarter ended June 30, 2017 compared to $0.24 for the same period of 2016. The earnings per share for the six months ended June 30, 2017 is $0.56 compared to $0.45 for the same period in 2016.

Clarence H. Smith, chairman, president and chief executive officer, said, "We are pleased with the second quarter earnings results. The improvement in gross margin was achieved by working with suppliers to develop great products and improve quality control, sales increases in items with higher margins, and our team's commitment to convey the Havertys merchandise value message.

"We remain focused on improving the profitability of our current store base and the second quarter's EBITDA as a percentage of sales grew to 9.1% for this year compared to 8.5% in 2016. Our diligence concerning spending is yielding reductions in certain areas of operations and we shifted a portion of our marketing spend from the second to the third quarter given the timing of our Fourth of July holiday sale event which also contributed to this improvement."

Financial Highlights

Second Quarter 2017 Compared to Second Quarter 2016

•	As previously announced, net sales increased 1.1% to $196.8 million. Comparable store sales were down 0.2%.
•
Havertys' stores are closed for Easter with the holiday occurring in April this year versus March last year and the negative impact on second quarter written sales is estimated at 1.2%. After adjusting for the Easter shift, total written sales for the second quarter of 2017 were up 0.6% and written comparable store sales were down 0.7%.

•	Average written ticket was up 3.1% and custom upholstery sales grew 6.2%.
•	Gross profit margins were up 90 basis points to 54.4%.
•
SG&A costs as a percent of sales were 49.2% in 2017 and 49.6% in 2016. Total SG&A dollars were relatively flat compared to 2016.  Increases in occupancy costs of $1.1 million due to higher depreciation and other store costs were offset by planned reductions in advertising and marketing costs of $0.9 million and lower administrative expense of $0.7 million primarily from reductions in our costs for group medical benefits.

•	Other income in 2016 includes a $1.9 million gain from the insurance recovery for inventory and the minimum liquidated value of the building destroyed by the storm at our Lubbock, Texas location.
•	We repurchased 1,149,042 shares of common stock for $21.0 million during the second quarter of 2016.

Six Months ended June 30, 2017 Compared to Same Period of 2016

•	Net sales increased 2.1% to $397.3 million. Comparable store sales were up 0.7%.
•	Average ticket rose 2.9% and custom upholstery orders increased 8.2%.
•	Gross profit margins expanded 100 basis points to 54.6% compared to 53.6%.
•
SG&A costs as a percent of sales was 49.6% in both periods. Total SG&A dollars increased $4.1 million as a result of rising occupancy costs of $1.9 million due to higher depreciation, increases in selling expenses of $1.1 million, greater warehouse and delivery expenses of $0.8 million, and a rise in administrative costs of $0.4 million due to higher compensation and technology costs partly offset by lower group medical benefit costs.  Fixed and discretionary expenses were $124.8 million in 2017 versus $122.5 million in 2016.  The variable type costs were 18.2% of sales compared to 18.1% in 2016.

•	Other income includes insurance gains related to the Lubbock, Texas store of $1.2 million in 2017 and $1.9 million in 2016.

NEWS RELEASE – JULY 31, 2017 Page 2

Expectations and Other

•
Total delivered sales for the third quarter to date of 2017 are 0.6% lower than the same period last year and comparable store sales are down 1.1%. Total written sales for the third quarter to date of 2017 are 2.6% lower than the same period last year and written comparable store sales decreased 3.1%.

•
We expect that gross profit margins for the full year 2017 will be approximately 54.2%, increased from the 53.9% prior guidance due to better pricing and product mix in the first half. Second half 2017 gross margins are expected to be approximately 20 to 30 basis points lower than the full year average due to anticipated inbound ocean freight increases and a related negative LIFO impact.

•
Our estimate for fixed and discretionary type SG&A expenses for 2017 remains at $259.0 million, compared to $250.0 million for these same costs in 2016. The variable type costs within SG&A for the full year of 2017 are expected to be 18.3%, increased from the prior guidance of 18.1%, compared to the 18.2% rate in 2016.

•
Our store in Wichita, Kan. was closed on July 14, 2017 due to flooding caused by the rupture of water pipe below its foundation. The assessment of the damage and timeline for repairs is ongoing and this leased location may be closed until mid-November.

•	We plan to open a store in Columbia, S.C. in October to replace an older showroom closed in March.
•	We expect to increase selling square footage approximately 0.3% in 2017. Total capital expenditures are estimated to be approximately $28.0 million in 2017.

NEWS RELEASE – JULY 31, 2017 Page 3

HAVERTY FURNITURE COMPANIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In Thousands, except per share data – Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016

Net sales	$196,829	$194,774	$397,257	$389,285
Cost of goods sold	89,710	90,614	180,542	180,706
Gross profit	107,119	104,160	216,715	208,579
Credit service charges	42	54	87	119
Gross profit and other revenue	107,161	104,214	216,802	208,698

Expenses:
Selling, general and administrative	96,837	96,711	197,212	193,064
Provision for doubtful accounts	61	111	163	215
Other expense (income), net	4	(1,911)	(1,155)	(2,093)
Total expenses	96,902	94,911	196,220	191,186

Income before interest and income taxes	10,259	9,303	20,582	17,512
Interest expense, net	565	541	1,148	1,163

Income before income taxes	9,694	8,762	19,434	16,349
Income tax expense	3,509	3,388	7,263	6,306
Net income	$6,185	$5,374	$12,171	$10,043

Basic earnings per share:
Common Stock	$0.29	$0.25	$0.58	$0.46
Class A Common Stock	$0.28	$0.24	$0.55	$0.44

Diluted earnings per share:
Common Stock	$0.29	$0.24	$0.56	$0.45
Class A Common Stock	$0.27	$0.23	$0.54	$0.43

Basic weighted average shares outstanding:
Common Stock	19,377	19,645	19,337	19,883
Class A Common Stock	1,801	2,027	1,807	2,029

Diluted weighted average shares outstanding:
Common Stock	21,596	21,989	21,568	22,243
Class A Common Stock	1,801	2,027	1,807	2,029

Cash dividends per share:
Common Stock	$0.1200	$0.100	$0.240	$0.200
Class A Common Stock	$0.1125	$0.095	$0.225	$0.190

NEWS RELEASE – JULY 31, 2017 Page 4

HAVERTY FURNITURE COMPANIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In Thousands - Unaudited)

	June 30, 2017	December 31, 2016	June 30, 2016
	(Unaudited)		(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$65,858	$63,481	$48,525
Restricted cash and cash equivalents	8,065	8,034	8,017
Accounts receivable	2,915	4,244	4,572
Inventories	103,822	102,020	109,942
Prepaid expenses	10,296	8,836	15,912
Other current assets	4,934	7,500	6,851
Total current assets	195,890	194,115	193,819

Accounts receivable, long-term	352	462	511
Property and equipment	229,221	233,667	238,014
Deferred income taxes	20,148	18,376	18,423
Other assets	8,707	7,885	6,184
Total assets	$454,318	$454,505	$456,951

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$20,770	$25,662	$25,375
Customer deposits	28,481	24,923	27,809
Accrued liabilities	33,469	41,904	34,531
Current portion of lease obligations	3,624	3,461	3,341
Total current liabilities	86,344	95,950	91,056

Lease obligations, less current portion	51,151	52,013	52,179
Other liabilities	26,532	24,671	25,776
Total liabilities	164,027	172,634	169,011

Stockholders' equity	290,291	281,871	287,940
Total liabilities and stockholders' equity	$454,318	$454,505	$456,951

NEWS RELEASE – JULY 31, 2017 Page 5

HAVERTY FURNITURE COMPANIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In Thousands – Unaudited)

	Six Months Ended June 30,
	2017	2016
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$12,171	$10,043
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	15,201	13,992
Share-based compensation expense	2,175	2,163
Deferred income taxes	(1,790)	(1,200)
Gain on insurance recovery	(1,170)	(1,914)
Proceeds from insurance recovery	311	1,041
Provision for doubtful accounts	163	215
Other	629	453
Changes in operating assets and liabilities:
Accounts receivable	1,276	1,305
Inventories	(1,802)	(1,046)
Customer deposits	3,558	6,773
Other assets and liabilities	2,558	(10,927)
Accounts payable and accrued liabilities	(13,183)	(10,269)
Net cash provided by operating activities	20,097	10,629

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(10,457)	(18,523)
Maturities of investments	-	11,500
Proceeds from insurance recovery for destroyed property and equipment	989	2,297
Other	48	1
Net cash used in investing activities	(9,420)	(4,725)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payments on lease obligations	(1,708)	(1,505)
Taxes on vested restricted shares	(1,539)	(883)
Dividends paid	(5,053)	(4,368)
Common stock purchased	-	(21,282)
Net cash used in financing activities	(8,300)	(28,038)
Increase (decrease) in cash and cash equivalents during the period	2,377	(22,134)
Cash and cash equivalents at beginning of period	63,481	70,659
Cash and cash equivalents at end of period	$65,858	$48,525

NEWS RELEASE – JULY 31, 2017 Page 6

Non-GAAP Financial Measure
This press release contains a reference to the financial measure EBITDA which is considered a non-GAAP financial measure. This non-GAAP financial measure should be viewed in addition to, and not as an alternative for, financial measures prepared in accordance with accounting principles generally accepted in the United States of America ("GAAP") that are presented in this press release. EBITDA is not a substitute for comparable GAAP financial measures, such as net income, cash flows, or other measures prescribed by GAAP, and there are limitations to using non-GAAP financial measures.

Havertys defines EBITDA as net income before net interest expense, income tax expense, and depreciation and amortization.  Management uses EBITDA to assist in evaluating current operating expense, operating efficiency, and operating profitability. Management believes that referencing the Company's EBITDA is useful to investors because it (i) provides investors with meaningful supplemental information regarding financial performance by excluding certain items, (ii) permits investors to view performance using the same tools that management uses to budget, make operating and strategic decisions, and evaluate historical performance, and (iii) otherwise provides supplemental information that may be useful to investors in evaluating the Company's results. In addition, EBITDA is used internally for certain incentive compensation purposes. The Company believes that the reference to EBITDA, when considered together with the corresponding GAAP financial measures and the reconciliation to those measures, provides investors with additional understanding of the factors and trends affecting the Company's business.

(in thousands)	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016

Net income	$6,185	$5,374	$12,171	$10,043
Interest expense, net	565	541	1,148	1,163
Income tax expense	3,509	3,388	7,263	6,306
Depreciation and amortization	7,619	7,200	15,201	13,992

EBITDA	$17,878	$16,503	$35,783	$31,504

Net Sales	$196,829	$194,774	$397,257	$389,285

EBITDA as a percentage of net sales	9.1%	8.5%	9.0%	8.1%

SG&A Expense Classification
We classify our SG&A expenses as either variable or fixed and discretionary.  Our variable expenses are comprised of selling and delivery costs.  Selling expenses are primarily compensation and related benefits for our commission based sales associates, the discount we pay for third party financing of customer sales and transaction fees for credit card usage.  We do not outsource delivery so these costs include personnel, fuel, and other expenses related to this function.  Fixed and discretionary expenses are comprised of rent, depreciation and amortization and other occupancy costs for stores, warehouses and offices, and all advertising and administrative costs.

Conference Call Information

The company invites interested parties to listen to the live audiocast of the conference call on August 1, 2017 at 10:00 a.m. ET at its website, havertys.com under the investor relations section. If you cannot listen live, a replay will be available on the day of the conference call at the website or via telephone at approximately 1:00 p.m. ET through, August 8. The number to access the telephone playback is 1-888‑203-1112 (replay passcode:  3000602).

NEWS RELEASE – JULY 31, 2017 Page 7
Safe Harbor
This press release includes statements that constitute forward-looking statements within the meaning of the federal securities laws.  Generally, the words "believe," "expect," "intend," "estimate," "anticipate," "project," "will" and similar expressions identify forward-looking statements, which are not historical in nature. We intend for all forward-looking statements contained herein or on our website, and all subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf, to be covered by the safe harbor provisions for forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 (which Sections were adopted as part of the Private Securities Litigation Reform Act of 1995). Forward-looking statements may relate to, for example, future operations, financial condition, economic performance (including gross profit margins and expenses), capital expenditures, and demand for our products.  The Company cautions that its forward-looking statements involve risks and uncertainties, and while we believe that our expectations for the future are reasonable in view of currently available information, you are cautioned not to place undue reliance on our forward-looking statements.  Actual results or events may differ materially from those indicated as a result of various important factors.  Such factors may include, among other things, the state of the economy; state of the residential construction and housing markets; the consumer spending environment for big ticket items; effects of competition; management of relationships with our suppliers and vendors and disruptions in their operations; new regulations or taxation plans, as well as other risks and uncertainties discussed in the Company's Annual Report on Form 10-K and from time to time in the Company's filings with the SEC.

About Havertys

Havertys (NYSE: HVT and HVT.A), established in 1885, is a full-service home furnishings retailer with 124 showrooms in 16 states in the Southern and Midwestern regions providing its customers with a wide selection of quality merchandise in middle to upper-middle price ranges. Additional information is available on the company's website, havertys.com.

News releases include forward-looking statements, which are subject to risks and uncertainties. Factors that might cause actual results to differ materially from future results expressed or implied by such forward-looking statements include, but are not limited to, general economic conditions, the consumer spending environment for large ticket items, competition in the retail furniture industry and other uncertainties detailed from time to time in the company's reports filed with the SEC.

Contact:
Haverty Furniture Companies, Inc., 404-443-2900
Richard B. Hare
EVP & CFO
Jenny Hill Parker
SVP, Finance, Secretary and Treasurer

SOURCE:  Havertys